EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-108490 of Mesa Air Group, Inc. on Form S-3 of our report dated December 24, 2003, May 7, 2004 as to Note 23 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s significant code-share agreements and an explanatory paragraph relating to the restatement discussed in Note 23), appearing in the annual Report on Amendment No. 2 of Form 10-K/A of Mesa Air Group, Inc. for the year ended September 30, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
November 16, 2004